INDEX TO EXHIBITS


Exhibit Description

         99.1     Press Release

Exhibit 99.1


FOR IMMEDIATE RELEASE

InaCom Appoints Gerald A. Gagliardi President and CEO

     OMAHA, Neb.-- Oct. 18, 1999 -- Bill L. Fairfield, Chairman of the Board of InaCom Corp. (NYSE: ICO), today announced the appointment of G.A. Gagliardi as President and Chief Executive Officer of Inacom, a $6.9 billion global technology services leader.

     "The appointment of Gerry Gagliardi as President and CEO is part of a business transformation we started in late 1998," Fairfield said. "The first move was to take the lead in industry consolidation through the acquisition of Vanstar. This gave us a total of some 7,500 technical professionals, including 660 Microsoft certified engineers, to bolster the services side of our business. The Vanstar acquisition also gave us the critical mass necessary to invest in the transformation of our business and to move aggressively in eBusiness. We are well-positioned to grow both the distribution and services businesses while leveraging the relationship between the two."

     "A critically important next move in my view was the selection of an outstanding individual, with a strong services background, to drive the transformation," Fairfield added. "Gerry's industry-leading experience and capabilities will be a tremendous asset to us. He will provide the leadership to turbocharge an already strong engine."

     Gagliardi comes to Inacom from Unisys Corporation where he was President, Global Customer Services and Corporate Executive Vice President.

     "It's a great opportunity," Gagliardi said. "I'm excited about the prospects for Inacom. Making the decision to leave Unisys, after 28 years, was extremely difficult. Bill, and others associated with Inacom, spent countless hours sharing their vision. In the end, I realized I needed the freedom this opportunity offers to build the type of independent services business the customers are demanding.

     "There  are  challenges,  but I  look  forward  to  operating  in  an  open marketplace that is unencumbered by proprietary technology and service offerings," Gagliardi added. "It's a great time to be coming on board, and I'm really looking forward to it."

     "Now  that  we've  named   Gerry,   we're   ready  to  continue   with  our
transformation to bring even better solutions to our clients," Fairfield continued. "With a base of more than $850 million in services revenues and our elite corps of technical professionals and certified engineers, we have a great foundation for becoming the preeminent technology solutions company. Gerry Gagliardi can quickly take us where we want and expect to be six, twelve and eighteen months from now. I'm not only totally comfortable giving him the reins, I'm excited about his leadership."

     Gagliardi's earlier positions with Unisys included President, Global Customer Services and Corporate Senior Vice President, and Vice President, Customer Services Worldwide. He had been an officer of the corporation since 1994. His early career began with Unisys in 1971 and included technical services management as well as sales and marketing management. (Unisys was created with the merger of Burroughs and Sperry in 1986.) Post-merger, Gagliardi's career included a number of increasingly responsible executive management positions in both services and services marketing.

     Gagliardi holds a BA in economics and an MBA from Syracuse University. He has also received several of the most prestigious Unisys corporate awards in margin improvement, exceeding financial targets and innovation. He is the recipient of the highest award offered by Unisys, the Chairman's Pinnacle of Excellence award for major long-term corporate contribution.

     "It's easy to see the executive qualities in Gerry that several business leaders have described to us," Fairfield added. "His dedication to maximizing resources and profitability, his willingness to innovate, his insistence on performance are impressive. What has also been important in making this choice for Inacom is Gerry's belief in the core values that are so essential to our way of doing business at Inacom. We expect our employees -- our leaders -- to be customer centered and family centered, to act with integrity, and to have a good time doing their best. He's the person we need."

     With this appointment, Fairfield vacates the President and CEO position. He remains as Chairman of the Board and will continue to drive corporate transformation activities, working closely with Gagliardi.

     "I'm a significant shareholder," Fairfield added. "I'm committed to continuing to work so that the shareholders receive full value from the foundation we've laid. This is a strong move and I'm really looking forward to working with Gerry."

     "Working with Bill and the Board, we're going to do some exciting things," Gagliardi added. "There is a lot of innovative energy within Inacom. Bill has developed a wonderful business. I'm grateful for the opportunity, and I'm really looking forward to working with one of the best teams in the business."

     Fairfield founded Inacom in 1982 and has been President and CEO for 17 years. Through successful growth strategies, key mergers and acquisitions, and notably strong business alliances with enterprise partners, the Corporation grew to gain a position amongst the Fortune 500. The Company became publicly held in 1987 on the Nasdaq Stock Exchange and in 1997 moved its listing to the New York Stock Exchange (NYSE: ICO). Fairfield began his career with Eastman Kodak and was President and General Manager of the Irrigation Division of Valmont Industries, the founding parent of Inacom. Fairfield holds a BA in industrial engineering from Bradley University and an MBA from Harvard University. He is the recipient of the 1999 technology Entrepreneur of the Year regional award, and the Greater Omaha Chamber of Commerce "Headliner" award, 1998.

About InaCom

     InaCom Corp. (NYSE: ICO) is a $6.9 billion global Fortune 500 technology services leader.

     The company designs, implements and manages technology solutions that optimize clients' return on IT investments. Inacom's client portfolio includes more than 35% of Fortune 500 corporations.

     Inacom's solutions utilize desktop, client/server and network technologies. The company leverages more than 17 years' experience with distributed technology as well as its proven methodologies, size and independent perspective to benefit clients.